Exhibit 99.1

Net Revenue increased by 106% to $24.68 million as loan volume grew 70.5% to $826 million in 2016

SHANGHAI, April 17, 2017 /PRNewswire/ — Sino Fortune Holding Corporation (OTCQB: SFHD) (“Sino Fortune” or the “Company”), a leading online financial credit facility solution provider servicing SME and individual borrowers in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2016.

Bodang Liu, Chairman and Chief Executive Officer of Sino Fortune, commented, "The growth momentum of our business remained strong as we capped a banner year in 2016. Our net revenue more than doubled to $24.68 million and our net income increased from $0.16 million to $3.57 million in 2016 as a result of a 70.5% year-over-year in volume of loans facilitated through our platform. While our online lending platform continued to expand, leading to increases in both revenue and profitability during 2016."

"We also reached several milestones in 2016. In September 2016, our common shares commenced trading on the OTC Markets with ticker SFHD following a reverse merger with Benefactum Alliance Holdings Co., Ltd. (the "Reverse Merger') in September 2016. Following the Reverse Merger, we completed a PIPE offering in China to 207 investors that raised $7.9 million in gross proceeds in October 2016. We believe these transactions, combined with strong market demand for our services, position us well for future success," concluded Mr. Liu.

Fourth Quarter 2016 Financial Results

	For the Three Months Ended December 31,
	2016	2015	% Change
($ millions, except per share data)
Revenue	$6.30	$3.80	65.9%
Service fee	$4.23	$2.75	53.9%
Management fee	$2.06	$1.05	97.5%
Operating income	$1.52	$(0.19)	NM
Other income (expense)	$(0.02)	$0.01	NM
Net income	$1.06	$(0.19)	NM
EPS - Basic	$0.0024	$(0.0005)	NM
EPS - Diluted	$0.0024	$(0.0005)	NM

Total net revenue for the fourth quarter of 2016 increased by $2.50 million, or 65.9%, to $6.30 million from $3.80 million for the same period of last year. We derive our revenues by charging borrowers a service fee of between 1.5% to 3% of the loan amount depending on the term of the loan. We also charge a 0.3% monthly maintenance fee of the loan amount on active accounts (i.e. accounts with outstanding balances). The increase of total net revenue was mainly attributable to the growth of loan origination volume that drove increases in both service fee and management fee.

Service fee increased by $1.48 million, or 53.9%, to $4.23 million for the fourth quarter of 2016 from $2.75 million for the same period of last year. Management fee increased by $1.02 million, or 97.5%, to $2.06 million for the fourth quarter of 2016 from $1.05 million for the same period of last year. Service fee and management fee accounted for 67.2% and 32.8%, respectively, of total net revenue for the fourth quarter of 2016, compared to 72.5% and 27.5%, respectively, for the same period of last year.

Operating expenses increased by $0.79 million, or 19.8%, to $4.78 million for the fourth quarter of 2016 from $3.99 million for the same period of last year. The increase in operating expenses was mainly due to increases of $0.49 million in depreciation expense and $0.27 million in selling, general and administrative expenses. The increase in depreciation expense was due to amortization of leasehold improvements on leases of three office spaces in Shanghai that we signed in October 2015, November 2015 and March 2016, respectively.

Operating income (loss) was $1.52 million for the fourth quarter of 2016, compared to operating loss of $0.19 million for the same period of last year. The change from operating loss to operating income was because the increase in total net revenue was substantially more than the increase in operating expenses. Operating profit margin was 24.2% for the fourth quarter of 2016, compared to operating loss margin of 5.1% for the same period of last year.

Net income (loss) was $1.06 million for the fourth quarter of 2016, compared to net loss of $0.19 million for the same period of last year.

Earnings per share was $0.0024 for the fourth quarter of 2016. This compared to loss per share of $0.0005 for the same period of last year.

Fiscal Year 2016 Financial Results

	For the Twelve Months Ended December 31,
	2016	2015	% Change
($ millions, except per share data)
Revenue	$24.68	$11.97	106.2%
Service fee	$17.49	$9.18	90.4%
Management fee	$7.19	$2.78	158.5%
Operating income	$4.60	$0.20	2226.3%
Other income (expense)	$0.03	$(0.04)	-166.9%
Net income	$3.57	$0.16	2204.8%
EPS - Basic	$0.0104	$0.0005	1980%
EPS - Diluted	$0.0104	$0.0005	1980%

Total net revenue for the year of 2016 increased by $12.71 million, or 106.2%, to $24.68 million from $11.97 million for 2015. The increase of total net revenue was mainly attributable to the increase in the volume of loans facilitated through our platform which increased by 70.5% to $825.8 million (RMB 5.68 billion) for the year of 2016 from $484.4 million (RMB 3.33 billion) for 2015.

Service fee increased by $8.30 million, or 90.4%, to $17.49 million for the year of 2016 from $9.18 million for 2015. Management fee increased by $4.41 million, or 158.5%, to $7.19 million for the year of 2016 from $2.78 million for 2015. Service fee and management fee accounted for 70.9% and 29.1%, respectively, of total net revenue for the year of 2016, compared to 76.8% and 23.2%, respectively, for 2015.

Operating expenses increased by $8.31 million, or 70.6%, to $20.08 million for the year of 2016 from $11.77 million for 2015. The increase in operating expenses was mainly due to increases of$7.77 million in sales and marketing expenses and $0.55 million in depreciation expense and partially offset by decrease of $0.11 million in general and administrative expenses. The increase in sales and marketing expenses was associated with heightened sales and marketing efforts and higher volume of loans facilitated through our platform. Our general and administrative expenses decreased $0.11 million, or 3.0%, to $3.56 million for the year of 2016 from $3.67 million for 2015, primarily due to the layoff of more than 1,000 off-line sales related personnel in April 2016 to comply with new industry regulatory measures. The increase in depreciation expense was due to amortization of leasehold improvements on leases of three office spaces in Shanghai that we signed in October 2015, November 2015 and March 2016, respectively.

Operating income was $4.60 million for the year of 2016, compared to $0.20 million for 2015. The increase in operating income was primarily driven by increase in total net revenue. Operating profit margin was 18.7% for the year of 2016, compared to 1.7% for 2015.

Net income was $3.57 million for year of 2016, compared to $0.16 million for 2015.

Earnings per share was $0.0104 for the year of 2016, compared to $0.0005 for 2015.

Financial Condition

As of December 31, 2016, the Company had cash balance of $8.56 million, compared to $5.71 million at the end of 2015. The cash balance included cash held in private loan risk reserve accounts of $7.30 million and $5.41 million as of December 31, 2016 and 2015, respectively. Short term investments was $8.27 million as of December 31, 2016, compared to nil at the end of 2015. In 2016, our principal sources of liquidity were cash generated from operating activities and proceeds from the issuance and sale of our shares in private placements. As of December 31, 2016, we had $19.99 million in total current assets and $9.05 million in total current liabilities, representing a current ratio of 2.21. As of December 31, 2015, we had $6.79 million in total current assets and $7.03 million in total current liabilities, with a current ratio of 0.97.

Net cash provided by operating activities $4.83 million for the year of 2016, compared to $4.99 million for 2015. Net cash used in investing activities was $9.16 million for the year of 2016, compared to $0.69 million for 2015. Net cash provided by financing activities was $7.88 million for the year of 2016, as a result of private placements of our shares closed on October 18, 2016.

About Sino Fortune Holding Corporation

Founded in 2013, Sino Fortune Holding Corporation ("Sino Fortune") is a leading online financial credit facility solution provider servicing under-served SME and individual borrowers in China. Through operating an electronic online financial platform, www.hyjf.com, the Company matches investors with SME and individual borrowers in China. The Company also sets aside risk reserve fund with the aim of limiting losses to investors from borrower defaults. In addition, the company provides investors with access to a liquid secondary market, giving them an opportunity to exit their investments before the underlying loans become due. For more information, please visit: www.hyjf.com.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Please refer to Item 1A. "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For investors and media inquiries please contact:

At the Company:
Lexi Li
Email: linengchao@hyjf.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com
Phone: +1-732-910-9692

SINO FORTUNE HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$8,561,695	$5,712,741
Short-term investments	8,274,306	-
Accounts receivable	281,038	-
Prepayments	2,078,926	193,358
Deposits and other receivables	792,849	882,711
Total current assets	19,988,814	6,788,810
Property and equipment - net	279,408	671,943
Intangible assets	17,745	-
Total assets	$20,285,967	$7,460,753
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$227,895	$1,064,670
Taxes payable	1,285,160	556,813
Deferred tax liability	16,673	-
Other payable	7,517,034	5,410,913
Total current liabilities	9,046,762	7,032,396
Total liabilities	9,046,762	7,032,396
Stockholders' equity
Common stock, $0.001 par value, 2,990,000,000 shares authorized, 361,820,246 and 337,500,000 shares issued and outstanding, respectively	361,820	337,500
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued	-	-
Additional paid-in capital	9,237,870	1,383,520
Retained earnings	2,310,480	(1,263,459)
Accumulated other comprehensive loss	(670,965)	(29,204)
Total stockholders' equity	11,239,205	428,357
Total liabilities and stockholders' equity	$20,285,967	$7,460,753

SINO FORTUNE HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For The Year Ended December 31,
	2016	2015
Revenues	$24,679,249	$11,966,286
Operating expenses
Selling, general and administrative expenses	19,221,019	11,561,962
Business and related taxes	175,854	78,038
Depreciation	678,991	128,400
Total operating expenses	20,075,864	11,768,400
Income from Operations	4,603,385	197,886
Other income (expenses)
Interest income	112,344	15,701
Interest expense and bank charges	(7,226)	(3,165)
Other	(76,467)	(55,355)
Total other income (expense)	28,651	(42,819)
Income before provision for income taxes	4,632,036	155,067
Provision for income taxes	(1,058,097)	-
Net income	3,573,939	155,067
Other comprehensive income (loss)
Net unrealized gain on investments (net of tax effect)	50,018	-
Foreign currency translation adjustment	(691,779)	(29,833)
Total other comprehensive income (loss)	(641,761)	(29,833)
Total comprehensive income	$2,932,178	$125,234
Net income per common share - basic and diluted	$0.01	$0.00
Weighted average number of common shares outstanding - basic and diluted	342,700,651	337,500,000

SINO FORTUNE HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$3,573,939	$155,067
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	678,991	128,400
Gain or loss on disposal of fixed assets	(6,490)	-
Changes in operating assets and liabilities:
Accounts receivable	(293,756)	-
Prepayments	(1,725,695)	(201,519)
Deposit and other receivables	33,735	33,793
Accounts payable and accrued liabilities	(805,368)	837,646
Taxes payable	799,277	439,558
Other payable	2,570,409	3,596,787
Net cash provided by operating activities	4,825,042	4,989,732
Cash flows from investing activities:
Purchases of property and equipment	(566,409)	(687,420)
Purchases of intangible asset	(18,548)	-
Payments for short-term investments	(8,579,041)	-
Net cash used in investing activities	(9,163,998)	(687,420)
Cash flows from financing activities:
Proceeds from issuance of common stock	7,878,670	-
Net cash provided by financing activities	7,878,670	-
Effect of exchange rate change	(690,760)	(263,370)
Cash and cash equivalents:
Net increase	2,848,954	4,038,942
Balance at beginning of period	5,712,741	1,673,799
Balance at end of period	$8,561,695	$5,712,741
Supplemental Disclosures of Cash flow Information:
Cash received for interest income	$112,344	$15,701
Cash paid for interest	$-	$-
Cash paid for income taxes	$15,733	$-
Non-cash activities:
Sale of fixed assets as payment to a service provider	$247,200	$-